Exhibit 99.1

NEWS RELEASE

Contact:	Donald P. Hileman
President and CEO
First Defiance Financial Corp.
419-782-5104
dhileman@first-fed.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. COMPLETES THE

ACQUISITION OF COMMERCIAL BANCSHARES, INC. AND

THE COMMERCIAL SAVINGS BANK

DEFIANCE, OHIO (February 27, 2017) – First Defiance Financial Corp. (“First Defiance”) (NASDAQ: FDEF) today announced that it has completed the acquisition of Commercial Bancshares, Inc. (“Commercial”) (OTCQX: CMOH) and merger of The Commercial Savings Bank, the wholly owned subsidiary of Commercial, into First Defiance’s wholly owned bank subsidiary, First Federal Bank of the Midwest.

Under the terms of the Merger Agreement, shareholders of Commercial had the option to receive $51.00 per share in cash or 1.1808 shares of First Defiance, or a combination of both, for each share of Commercial’s common stock, subject to allocation provisions to assure that in the aggregate, Commercial shareholders received total consideration of 80% stock and 20% cash. Based on the February 24, 2017 closing price of $49.61 per share of First Defiance, the transaction had an implied value of approximately $70.3 million.

As previously announced, First Federal Bank will continue to operate the seven, former full-service Commercial Savings Bank branches in Hancock, Wyandot and Marion counties in Ohio, bringing the number of First Federal Bank branches to 43. “This merger provides an extension of our growing market area into central Ohio and supports our overall strategic plan,” stated Donald P. Hileman, President and Chief Executive Officer of First Defiance. “We are excited to introduce our ‘Better Together’ philosophy to Commercial’s communities and customers and offer expanded products, especially digital services, to make banking easier,” Hileman said.

All seven offices reopened Monday, February 27 as First Federal Bank branches after full system conversions that took place during the weekend. Sarah Johnson is manager of the Upper Sandusky and Harpster branches; Trisha DeAmicis is overseeing the Carey branch; Steve Hensel is the manager of the Marion locations and Beth Waddell is manager of the Findlay Tiffin Avenue and Arlington branches. The bank managers and customer service representatives will be assisted in the short-term by transition teams from other First Federal Bank branches. The Worthington loan production office was consolidated into the First Federal Bank branch located at 4501 Cemetery Road, Hilliard, Ohio.

At December 31, 2016, Commercial Savings Bank had approximately $355.7 million in total assets, $297.5 million in total loans and $314.1 million in total deposits.

First Defiance Financial Corp. was advised by the investment banking firm of Raymond James & Associates, Inc., and the law firm of Vorys, Sater, Seymour and Pease LLP. Commercial Bancshares, Inc. was advised by the investment banking firm of Keefe, Bruyette and Woods, a Stifel company, and the law firm of Shumaker, Loop & Kendrick, LLP.

###

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal Bank operates 43 full-service branches and numerous ATM locations in northwest and central Ohio, southeast Michigan and northeast Indiana. First Insurance Group is a full-service insurance agency with six offices throughout northwest Ohio. For more information, visit the company’s website at www.fdef.com.

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management. These forward-looking statements involve numerous risks and uncertainties, including a failure to satisfy the conditions to closing for the merger in a timely manner or at all; failure of the Commercial shareholders to approve the merger; failure to obtain the necessary regulatory approvals or the imposition of adverse regulatory conditions in connection with such approvals; the successful completion and integration of the transaction contemplated in this release; the retention of the acquired customer relationships; disruption to the parties' businesses as a result of the announcement and pendency of the transaction; adverse changes in economic conditions; the impact of competitive products and prices; and the other risks set forth in filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2015. One or more of these factors have affected or could in the future affect First Defiance's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by First Defiance or any other persons, that our objectives and plans will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of First Defiance. We assume no obligation to update any forward-looking statements.